PROSPECTUS

                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-74302


                           SALIX PHARMACEUTICALS, LTD.



                            -------------------------
                            DOMESTICATION IN DELAWARE
                            -------------------------



         Salix Pharmaceuticals, Ltd., a British Virgin Islands corporation, is proposing a reorganization and continuation of Salix BVI in Delaware. To effect the reorganization, Salix BVI will file a new certificate of incorporation in Delaware under which Salix BVI will be domesticated and continue as a Delaware corporation with the name "Salix Pharmaceuticals, Ltd.". In the reorganization, each outstanding share of Salix BVI common stock will automatically be converted into one share of Salix Delaware common stock. The Board of Directors of Salix BVI has unanimously approved the reorganization. As provided under British Virgin Islands law, Salix BVI does not need stockholder approval of the reorganization.

         Salix BVI common stock is traded on the Nasdaq National Market under the symbol "SLXP". We have applied to and received approval from Nasdaq for the common stock of Salix Delaware to be traded on the Nasdaq National Market under the symbol "SLXP" after the reorganization.

         Stockholders of Salix BVI do not have statutory dissenters' rights as a result of the reorganization.

         Investing in our common stock involves risks. See "Risk Factors" beginning on page 3.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of Salix Delaware common stock to be issued in the reorganization or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is December 19, 2001.

--------------------------------------------------------------------------------
                                   PLEASE NOTE

         No one has been authorized to provide Salix stockholders with any information other than the information included in this document. Stockholders of Salix should not rely on other information as being authorized by Salix.

         This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction, to or from any person to whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction.

--------------------------------------------------------------------------------

         This prospectus incorporates important business and financial information about Salix that is not included in or delivered with this document. This information is described in page 19 under "WHERE YOU CAN FIND MORE INFORMATION." You can obtain free copies of this information by writing or calling:

                      Michael Freeman - Investor Relations
                           Salix Pharmaceuticals, Ltd.
                     8540 Colonnade Center Drive, Suite 501
                          Raleigh, North Carolina 27615
                                 (919) 862-1000

                                      (ii)

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements contained in this prospectus discuss our plans and strategies for our business and are "forward-looking statements" as that term is described in the Private Securities Litigation Reform Act. The words "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions are meant to identify these statements as forward-looking statements, but they are not the exclusive means of identifying them. The forward-looking statements in this prospectus reflect the current views of our management; however, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed or implied by these statements, including:

     . The success or failure of our efforts to implement our business strategy;

     .  Our ability to manage rapid growth;

     .  Our limited sales and marketing experience;

     .  The high cost and uncertainties relating to clinical trials;

     .  The timing of customer purchases;

     .  The unpredictability of the duration and results of regulatory review;

     . Our dependence on balsalazide and rifaximin, and the uncertainty of market acceptance of those products; and

     . The other factors discussed in the "Risk Factors" section and elsewhere in this prospectus.

In evaluating these statements, you should specifically consider the risks described above and incorporated by reference into or contained in other parts of this prospectus, including the "Risk Factors" section. These factors might cause our actual results to differ materially from any forward-looking statement.

                                     (iii)

                                TABLE OF CONTENTS

SUMMARY.......................................................................   1
RISK FACTORS..................................................................   3
THE REORGANIZATION............................................................   8
   Effects of the Reorganization..............................................   8
   Reorganization Share Exchange..............................................   8
   Background and Reasons for the Reorganization..............................   8
   Antitakeover Implications..................................................   9
   Possible Disadvantages.....................................................  10
   No Change in the Business, Management, Employee Plans or Location..........  10
   Differences in Governing Corporate Law.....................................  10
   Changes in Governing Documents.............................................  13
   Termination................................................................  13
   Effective Time.............................................................  13
   Expenses of the Reorganization.............................................  14
   Federal Income Tax Consequences of the Reorganization......................  14
   Accounting Treatment of the Reorganization.................................  17
   Restrictions on Resale of Salix Delaware Common Stock......................  17
DESCRIPTION OF CAPITAL STOCK..................................................  18
OPINIONS......................................................................  18
EXPERTS.......................................................................  18
WHERE YOU CAN FIND MORE INFORMATION...........................................  19

Appendices:
----------
Certificate of Incorporation of Salix Delaware.....................   Appendix A
Bylaws of Salix Delaware...........................................   Appendix B

                                      (iv)

                                     SUMMARY

        This summary highlights selected information from this prospectus and might not contain all of the information that is important to you. You should carefully read this entire document, including the appendices. Doing so will give you a more complete description of the reorganization.

Business of Salix Pharmaceuticals

        Salix Pharmaceuticals, Ltd. is a specialty pharmaceutical company dedicated to acquiring, developing and commercializing prescription drugs used in the treatment of a variety of gastrointestinal diseases, which are those affecting the digestive tract. Our strategy is to:

   . identify and acquire drugs having an existing base of safety and efficacy data in humans for the treatment of gastrointestinal disease; and

   . apply our regulatory, product development, and sales and marketing expertise to commercialize these products.

        We select products that we believe have potential for rapid regulatory approval, and are marketable through our sales force to U.S. gastroenterologists, who are doctors who specialize in gastrointesinal diseases. Once we receive regulatory approval to market a drug for an initial disease or condition, known as an indication, we might perform clinical studies for other broader indications to expand the approved use of the drug.

        Our first two products, balsalazide disodium, which we sell in the United States under the brand name Colazal(TM), and rifaximin, demonstrate our ability to execute this strategy. We licensed balsalazide from Biorex and completed the development work, which resulted in U.S. Food and Drug Administration, or FDA, approval in July 2000. We licensed rifaximin from Alfa Wassermann. We have completed rifaximin Phase III clinical trials, the last stage of trials required before submitting a New Drug Application, or NDA, to the FDA. We currently intend to market these and future products to U.S. gastroenterologists through our own direct sales force, and enter into distribution relationships outside the United States and in markets where a larger sales organization is necessary.

Proposed Reorganization

        Salix BVI will domesticate and continue as Salix Delaware. In the reorganization, the stockholders of Salix BVI immediately prior to the reorganization will become the stockholders of Salix Delaware. The certificate of incorporation and bylaws of Salix Delaware are substantially similar to the memorandum and articles of incorporation of Salix BVI, except that Salix Delaware stockholders will not have the right to cumulate votes in the election of directors or the right to act by written consent in lieu of a meeting. The executive officers and directors of Salix Delaware immediately following the reorganization will be the same executive officers and directors of Salix BVI immediately prior to the reorganization.

Share Exchange

        In the reorganization, each share of Salix BVI common stock outstanding immediately prior to the reorganization will be automatically converted into one share of Salix Delaware common stock. It is not necessary for stockholders of Salix BVI to exchange their existing stock certificates for certificates of Salix Delaware.

Our Reasons for the Reorganization

        Salix BVI's Board of Directors has unanimously approved the reorganization because it believes that it will enable Salix to simplify its legal structure.

Federal Income Tax Consequences of the Reorganization

        For federal income tax purposes, we believe that the reorganization will be tax-free to Salix BVI and Salix Delaware. Therefore, based upon our belief that the all earnings and profits amount of Salix BVI is and will be zero and that Salix BVI is not and has never been a passive foreign investment company under the Internal Revenue Code, stockholders of Salix BVI will not recognize income as a result of the reorganization except in the case of:

           . U.S. persons who on the date of the reorganization own stock of Salix BVI having a fair market value of $50,000 or more, but do not beneficially own 10% or more of the voting power of Salix BVI, and who fail to make a valid federal income tax election (as described herein); and

           . U.S. persons having gain recognition agreements under the Internal Revenue Code in effect with respect to their Salix BVI stock who fail to comply with applicable reporting, certification and amendment obligations.

NOTE: You might have to make a filing with the IRS (and give Salix notice of your election) in order to avoid recognizing income as a result of this reorganization. If you need to make a filing, we plan to send you more information, including a form of your filing, after the reorganization is completed, but any filing is your responsibility.

No Dissenters' Rights in the Reorganization

        Salix BVI stockholders do not have statutory dissenters' rights in relation to the reorganization.

                                  RISK FACTORS

        You should be aware that there are various risks to an investment in our common stock, including the material ones described below. Other risks we are not aware of or that we currently believe immaterial could affect your investment. You should carefully consider these risk factors, together with all of the other information included in this prospectus.

        If any of the following risks or other risks not known to us now or that we currently believe immaterial develop into actual events, then our business, financial condition, results of operations or prospects could be negatively affected. If that happens, the market price of our common stock could decline and you might lose all or part of your investment.

RISKS RELATING TO THE CHANGE IN OUR PLACE OF INCORPORATION

Your rights as a stockholder might be limited by Delaware law and changes in our governing documents as a result of the reorganization.

        Your rights as a stockholder under Delaware law and the Salix Delaware certificate of incorporation and bylaws will be different than under British Virgin Islands law and Salix BVI's governing documents. In some ways, your rights will be limited by our reorganization. For example, Salix BVI may be dissolved by a majority vote of stockholders, without Board approval, whereas without Board approval Salix Delaware can only be dissolved by the stockholders if they unanimously vote to do so. In addition, Salix Delaware's governing documents do not provide for cumulative voting for directors, which might prevent a minority stockholder from obtaining any representation on the Board of Directors. Salix Delaware's bylaws also eliminate the ability of the stockholders to act by written consent without a meeting, which could hinder the ability of stockholders to quickly take action that might be opposed by management.

 The reorganization might result in adverse tax consequences for you and Salix.

        Depending on your circumstances, you might have to make a filing with the IRS as a result of the change of our place of incorporation. Failure to make this filing on a timely basis could result in your owing taxes because of the change, even though you will not have realized any income or liquidity as a result of the change. For more details, see "Federal Income Tax Consequences of the Reorganization" starting on page 14 and consult with your own tax advisor. In addition, after the change in our place of incorporation, our effective corporate tax rate might increase.

RISKS RELATING TO OUR BUSINESS

We have a history of operating losses and expect future losses, which could have an adverse impact on your investment.

        We have had net losses in all but one quarter and until 2001 had not realized any material operating revenue from product sales, either directly by us or indirectly through our development and distribution partners. We currently expect operating losses to continue until product revenues reach a sufficient level to support ongoing operations. We might not ever be profitable on a consistent or predictable basis. As of September 30, 2001, we had incurred cumulative losses since inception of approximately $40.5 million.

Regulatory approval of our products is time-consuming, expensive and uncertain, which could result in unexpectedly high expenses and delay our ability to sell our products.

        Development, manufacture and marketing of both balsalazide and rifaximin are subject to extensive regulation by governmental authorities in the United States and other countries. This regulation could require us to incur significant unexpected expenses or delay or limit our ability to sell our products. The FDA has not approved rifaximin for use in the United States. If regulatory approval of rifaximin or any other product is granted, it will be limited to those indications for which the product has been shown to be safe and effective, as demonstrated to the FDA's satisfaction through clinical studies. Approval might entail ongoing requirements for post-marketing studies. Even if regulatory approval is obtained, such as with Colazal, a marketed product, promotional activities for the product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections. In addition, identification of side effects after a drug is on the market or the occurrence of manufacturing problems could cause subsequent withdrawal of approval, reformulation of the drug, additional testing or changes in labeling of the product.

        In May 1998, we received notification of approval of balsalazide as a treatment for acute ulcerative colitis in Austria, Belgium, Denmark, Italy, Luxembourg and Sweden through the mutual recognition process of the European Union. Our then partners withdrew marketing applications from other E.U. countries that had questions that could not be addressed within the time constraints of the review period required by the mutual recognition process. These countries are Finland, France, Germany, Greece, Ireland, Netherlands, Portugal and Spain. Resubmission in these countries will primarily be the responsibility of our licensees, Shire Pharmaceuticals and Menarini, and they might not pursue these applications. Balsalazide might not receive approval from regulatory agencies in any member country of the European Union where the marketing application was withdrawn.

        We have completed multiple Phase III clinical studies of rifaximin, including one comparing rifaximin to placebo for the treatment of bacterial infectious diarrhea. We expect to file a new drug application, or NDA, for this use of rifaximin in late 2001. However, even if we file any NDAs with the FDA, we might not be successful in obtaining regulatory approval.

Our success and revenue depend on two current compounds; if either is not successfully commercialized or if we do not acquire new products, our revenue might not grow, which could affect our stock price.

        We currently have rights to only two pharmaceutical compounds, balsalazide, which we market in the United States under the brand name Colazal, and rifaximin. Our prospects over the next three to five years are substantially dependent on the successful commercialization of these compounds, including their acceptance by the medical community and third-party payers as useful and cost-effective. We might be required to engage in expensive advertising, educational programs or other means to market these products. Virtually all of our product sales revenue to date has come from balsalazide. We expect that a significant portion of our potential revenue for the next few years will depend on regulatory approval and sales of balsalazide and rifaximin.

        Even if Colozal and rifaximin generate significant revenue and profits, our ability to increase revenue in the future will depend in part on our success in in-licensing or acquiring additional pharmaceutical products. Our license agreement with Alfa Wassermann provides that we may not promote, distribute or sell any antibiotic product that competes with rifaximin in the United States and Canada for a period of five years after the first commercial sale of rifaximin, thereby limiting our ability to acquire, develop or market products. We currently intend to seek to in-license or acquire pharmaceutical products that have been developed beyond the initial discovery phase and for which late-stage human clinical data is already available. These kinds of pharmaceutical products might not be available to us on attractive terms.

Provisions of the licenses for our current products or inability to maintain patents and proprietary rights could limit our revenue.

        We acquired our rights to balsalazide and rifaximin under license agreements with Biorex and Alfa Wassermann, respectively. If either Biorex or Alfa Wassermann terminates its license agreement with us, we would have no further rights to use its patents or trade secrets to manufacture and market balsalazide or rifaximin, as the case may be, which would have a material adverse affect on our revenue. Our rights under these licenses are subject to early termination upon material breach by us, our bankruptcy or insolvency, or our failure to satisfy our manufacturing obligations under our distribution agreements.

        Because our strategy is to in-license or acquire pharmaceutical products which typically have been discovered and initially researched by others, our products might have limited or no remaining patent protection due to the time elapsed since their discovery. For example, the patents for the balsalazide composition of matter and method of treating ulcerative colitis with balsalazide expired in July 2001 in the United States, and the patents for the rifaximin composition of matter (also covering a process of making rifaximin and using rifaximin to treat gastrointestinal infectious diseases) expired in May 2001 in the United States and Canada. We have obtained patent extensions of five years in both Italy and the United Kingdom. We believe we might be granted additional extensions of up to five years, based on patent term restoration procedures established in Europe and in the United States under the Waxman-Hatch Act for products that have received regulatory approval. However, extensions might not be granted. Our licenses for balsalazide and rifaximin provide that our royalty obligations extend beyond the expiration date of the underlying patents, which could limit our ability to profitably sell those products if a generic version were introduced.

        We have filed applications for patents for additional indications using balsalazide and related chemical substances, but we might not be issued any new patents. Competitors could also design around our patents.

        In addition to patent protection, we also rely on trade secrets, proprietary know-how and technological advances which we seek to protect, in part, through confidentiality agreements with our collaborative partners, employees and consultants. These agreements might be breached and we might not have adequate remedies for any breach. In addition, our trade secrets and proprietary know-how might otherwise become known or be independently developed by others. Litigation, which could result in substantial cost to us, might be necessary to enforce our patents or proprietary rights.

Claims by others that we infringe their intellectual property could be costly to us.

        Our patent or other proprietary rights related to our products might conflict with current or future rights of others. Because we have recently launched our first product in the United States, and are developing one other compound, intellectual property claims could be particularly damaging to our business. Litigation or patent interference proceedings, either of which could result in substantial cost to us, might be necessary to defend any patents issued to us and our other proprietary rights or to determine the scope and validity of other parties' proprietary rights. The defense of patent and intellectual property claims are both costly and time-consuming, even if the outcome is favorable to us. Any adverse outcome could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties, or require us to cease selling our products. We might not be able to obtain a license to any third-party technology that we require to conduct our business, or, if obtainable, that technology might not be available at a reasonable cost.

Intense competition might render our products noncompetitive or obsolete.

        Competition in our business is intense and characterized by extensive research efforts and rapid technological progress. Technological developments by competitors, earlier regulatory approval for marketing competitive products, or superior marketing capabilities possessed by competitors could adversely affect the commercial potential of our products and could have a material adverse effect on our revenue and results of operations. We believe that there are numerous pharmaceutical and biotechnology companies, including large well-known pharmaceutical companies, as well as academic research groups throughout the world, engaged in research and development efforts with respect to pharmaceutical products targeted at gastrointestinal diseases and conditions addressed by our current and potential products. In particular, we are aware of products in research or development by competitors that address the diseases being targeted by our products. Developments by others might render our current and potential products obsolete or non-competitive. Competitors might be able to complete the development and regulatory approval process sooner and, therefore, market their products earlier than us. Many of our competitors have substantially greater financial, marketing and personnel resources and development capabilities than we do. For example, many large, well capitalized companies already offer products in the United States and Europe that target the indications for balsalazide, including mesalamine (SmithKline Beecham plc, Dr. Falk Pharma GmbH, Axcan Pharma, Inc., Solvay S.A., The Procter & Gamble Company and Shire Pharmaceuticals), sulfasalazine (Pharmacia & Upjohn, Inc.), and olsalazine (Pharmacia & Upjohn, Inc.).

Our limited sales and marketing experience could limit our revenue.

        We have limited experience in marketing and selling our products either directly or through our relationships with licensees, which could materially and adversely impact our ability to generate significant revenue. We hired our first 30 sales representatives in late 2000 and have hired approximately 30 more during 2001 for the purpose of achieving direct sales of Colazal, rifaximin and other future products in the United States. Our marketing and direct sales efforts might not be successful.

We depend on distribution relationships for sales outside the United States, which has been our primary source of sales; if these relationships are not successful, this source of revenue will be limited.

     Our strategy is to enter into distribution relationships for our products outside the United States. As a result, we depend on others to sell our products outside the United States, which is where the great majority of our product sales revenue has come from to date. For example, the commercialization of balsalazide outside of the United States is entirely dependent on Menarini and Shire in their respective territories. Although we currently intend to seek new distribution relationships for other countries, we might not be able to successfully do so. Although Menarini has agreed to use its best endeavors to promote, market and sell balsalazide in its exclusive markets, there are no specified financial thresholds that Menarini must achieve to maintain its exclusivity. Our agreement with Menarini provides for a term of not less than 10 years from first launch. Likewise, there are no specific financial thresholds that Shire must achieve to maintain its exclusivity. Because our agreement with Shire effectively sold Shire the European rights to balsalazide, we cannot get those rights back without Shire's consent or because of a breach of the agreement.

     Menarini's obligations to purchase balsalazide from us will terminate if we are unable or unwilling to adequately supply them with product. In these circumstances Menarini will receive a license to manufacture balsalazide. If this license becomes permanent, our revenue from sales by Menarini could be severely reduced or eliminated. Under our agreement with Shire, if the price at which Shire manufactures balsalazide, by itself or through third parties, exceeds a price ceiling for specified periods and quantities, we must pay Shire the excess cost, which would reduce our revenue.

     We might not be able to negotiate acceptable distribution arrangements in the future. Our current or future distribution arrangements, including the agreements with Menarini and Shire, might not be successful or might be terminated by the other party. The amount and timing of resources to be devoted to distribution of our products in most instances will not be within our control.

Failure to manage our growth could increase our expenses faster than our revenue.

     We expect to experience significant growth in the number of our employees and the scope of our operations. In support of the January 2001 launch of Colazal in the United States, our number of employees has increased from approximately 15 on September 30, 2000 to approximately 60 on December 31, 2000 to approximately 110 on October 31, 2001. This growth and expansion is expected to place a significant strain on our management and operations. Our ability to manage growth effectively will depend upon our ability to broaden our management team and our ability to attract, hire, and retain skilled employees. Our success will also depend on the ability of our officers and key employees to continue to implement and improve our operational, management information and financial control systems and to expand, train and manage our employee base.


RISKS RELATED TO OWNING OUR STOCK

Our stock price is volatile, which makes investing in our common stock risky.

     Our stock price has been extremely volatile and might continue to be, making an investment in our company risky. Between February 26, 2001, when our common stock started trading on the Nasdaq National Market, and December 18, 2001, the price of a share of our common stock varied from $9.15 to $25.23. Between November 20, 2000, when our common stock started trading on the Nasdaq Small-Cap Market, and February 23, 2001, the price of a share of our common stock varied from $5.75 to $15.50. In the last 12 months that our common stock was traded on the Toronto Stock Exchange, ending November 24, 2000, the price per share dropped as low as $0.17 Canadian. Trading volume in our common stock has been low.

     The securities markets have experienced significant price and volume fluctuations unrelated to the performance of particular companies. In addition, the market prices of the common stock of many publicly traded pharmaceutical and biotechnology companies have in the past been and can in the future be expected to be especially volatile. Announcements of prescription trends, technological innovations or new products by us or our competitors, developments or disputes concerning proprietary rights, publicity regarding actual or potential medical results relating to products under development by us or our competitors, regulatory developments in both the United States and other countries, public concern as to the safety of pharmaceutical products, and economic and other external factors, as well as period-to-period fluctuations in our financial results, might have a significant impact on the market price of our common stock.

Antitakeover provisions could discourage a takeover that you consider to be in your best interest or prevent the removal of our current directors and management.

     We have adopted a number of provisions that could have antitakeover effects or prevent the removal of our current directors and management. We have adopted a stockholder protection rights plan, commonly referred to as a poison pill. The rights plan is intended to deter an attempt to acquire Salix in a manner or on terms not approved by the Board of Directors. The rights plan will not prevent an acquisition that is approved by the Board of Directors. Our charter authorizes the Board of Directors to determine the terms of up to 5,000,000 shares of undesignated preferred stock and issue them without stockholder approval. The issuance of preferred stock could make it more difficult for a third party to acquire, or discourage a third party from acquiring, voting control of Salix in order to remove our current directors and management. These provisions could make more difficult the removal of our current directors and management or a takeover of Salix, even if these events could be beneficial to our stockholders. These provisions could also limit the price that investors might be willing to pay for our common stock.

                               THE REORGANIZATION

          The Board of Directors believes that the best interests of Salix BVI and its stockholders will be served by changing its place of incorporation from the British Virgin Islands to Delaware. All stockholders are urged to read carefully the following sections of this prospectus, including the related appendices.

          The reorganization will be effected by filing a new certificate of incorporation and a certificate of domestication in Delaware. We anticipate that the reorganization will become effective on December 31, 2001. The reorganization does not need to be approved by the stockholders of Salix BVI.

Effects of the Reorganization

          Each share of Salix BVI common stock outstanding will be converted into one share of Salix Delaware common stock. Salix Delaware will be deemed to have been incorporated in Delaware on the date Salix BVI was incorporated in the British Virgin Islands. The powers, assets, rights and liabilities of Salix BVI will remain with Salix Delaware.

          The reorganization will not result in any change in the business, management, fiscal year, operating assets, liabilities or location of the principal facilities of Salix BVI. The directors of Salix BVI prior to the reorganization will continue as the directors of Salix Delaware. All stock plans of Salix BVI will be continued by Salix Delaware, and each outstanding option or warrant to purchase shares of Salix BVI common stock will automatically be converted into an option or warrant to purchase that same number of shares of Salix Delaware common stock upon the same terms and subject to the same conditions. Salix BVI's other employee benefit arrangements will be maintained by Salix Delaware after the reorganization upon the terms, and subject to the conditions, currently in effect.

Reorganization Share Exchange

          In the reorganization, each outstanding share of Salix BVI common stock held by stockholders will be converted into one share of Salix Delaware common stock. The shares so exchanged will be all of Salix Delaware's issued and outstanding shares immediately after the reorganization. The number of shares of Salix Delaware common stock outstanding immediately after the reorganization will be the same number of shares of Salix BVI common stock outstanding immediately before the reorganization.

          Salix Delaware will not issue new stock certificates to Salix BVI stockholders. You will receive a new stock certificate only upon any future transaction in Salix common stock. It is not necessary for stockholders of Salix BVI to exchange their existing stock certificates for certificates of Salix Delaware. Until surrendered and exchanged, each certificate evidencing Salix BVI common stock will be deemed for all purposes to evidence the identical number of shares of Salix Delaware common stock.

Background and Reasons for the Reorganization

          Salix BVI's Board of Directors has unanimously approved the reorganization because it believes that the reorganization will simplify our company's legal structure.

          For many years Delaware has been a leader in adopting, implementing and interpreting comprehensive and flexible corporate laws that are responsive to the legal and business needs of corporations. Many publicly and privately held corporations initially choose Delaware for their state of incorporation or subsequently change their corporate domiciles to Delaware in a manner similar to that proposed by Salix BVI. Because of Delaware's prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated an ability and a willingness to act quickly and effectively to meet changing business needs. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed interpreting Delaware law and establishing public policies with respect to corporate legal affairs.

          As part of the reorganization, and to further simplify its legal structure, Salix Delaware has caused its subsidiary, Glycyx Pharmaceuticals Ltd., to change its place of incorporation from Bermuda to Delaware.

          Salix BVI's directors have examined the terms of the reorganization and unanimously approved it after concluding that it is in the best interests of Salix BVI and its stockholders.

Antitakeover Implications

          Delaware, like many other states, permits a corporation to adopt a number of measures designed to reduce its vulnerability to unsolicited takeover attempts. The reorganization is not being undertaken in order to prevent a change in control, nor is it in response to any known attempt to acquire majority share ownership or Board representation.

          In the discharge of its fiduciary obligations to its stockholders, the Board of Directors has evaluated, and will continue to evaluate, Salix's vulnerability to potential unsolicited bidders, taking into consideration in the future the adoption of certain defensive strategies designed to enhance the Board's ability to negotiate with an unsolicited bidder. These strategies might include, but are not limited to, the adoption of an amended stockholder rights plan, severance agreements for management and key employees that become effective upon a change in control of Salix Delaware, and the issuance of preferred stock, the rights and preferences of which are determined by the Board of Directors. There is substantial judicial precedent in Delaware as to the legal principles applicable to these measures and as to the assessment of the conduct of boards of directors under the business judgment rule with respect to unsolicited takeover attempts.

          Some effects of the reorganization might be considered to have antitakeover implications. Section 203 of the Delaware General Corporation Law restricts business combinations with interested stockholders for three years following the date that a person becomes an interested stockholder, unless the board of directors approves the business combination. Corporations may opt out of the provisions of Section 203 and thus decline its potential antitakeover protection; however, Salix Delaware intends not to do so. See "Differences in Governing Corporate Law--Business Combinations/Reorganizations".

          In addition, changes to the relative rights of stockholders and management that have antitakeover implications may be implemented under Delaware law. These changes include the establishment of a staggered or classified board of directors with a portion of directors elected each year for multi-year terms, and the elimination of the ability of stockholders to act by majority, rather than unanimous, written consent without a meeting. The Board has considered these alternatives and has determined not to provide for any of these alternatives, except that the Bylaws of Salix Delaware will eliminate the ability of stockholders to act by written consent. For a discussion of these and other differences between the laws of the British Virgin Islands and Delaware, see "Differences in Governing Corporate Law".

          The Board of Directors believes that unsolicited takeover attempts, in addition to possibly causing serious disruption to the business and management of Salix Delaware, might be unfair or disadvantageous to Salix Delaware and its stockholders because a nonnegotiated takeover bid might:

          . be timed to take advantage of temporarily depressed stock prices;

          . be designed to foreclose or minimize the possibility of more favorable competing bids; and

          . involve the acquisition of only a controlling interest in Salix
            Delaware, without affording all stockholders the opportunity to receive the same economic benefits.

          By contrast, the Board of Directors believes that, by preserving the process whereby an acquiror must negotiate with an independent Board of Directors, the Board can and should take account of the underlying and long-term values of assets, the possibilities for alternative transactions on more favorable terms, possible advantages from a tax-free reorganization, anticipated favorable developments in Salix Delaware's business not yet reflected in its stock price and equal treatment of all stockholders.

Possible Disadvantages

          Despite the unanimous belief of the Board of Directors that the reorganization is in the best interests of Salix BVI and its stockholders, some stockholders may find the proposal disadvantageous to the extent that it has the effect of discouraging a future takeover attempt that is not approved by the Board of Directors, but that a majority of the stockholders deem to be in their best interests or in which stockholders are to receive a substantial premium for their shares over the market value or their cost basis in such shares. In addition, to the extent that these provisions enable the Board of Directors to resist a takeover or a change in control of Salix Delaware, they could make it more difficult to change the existing Board of Directors and management or to make a change in control of Salix Delaware that is opposed by the Board. This strengthened tenure and authority of the Board could enable the Board of Directors to resist change and otherwise thwart the desires of a majority of the stockholders.

          Delaware law has been criticized by some commentators on the grounds that it does not afford minority stockholders the same substantive rights and protections as are available in a number of other states. For a comparison of stockholders' rights and the powers of management under British Virgin Islands and Delaware law, see "Differences in Governing Corporate Law".

          The Board of Directors has considered these potential disadvantages and has unanimously concluded that the potential benefits of the reorganization outweigh the possible disadvantages.

No Change in the Business, Management, Employee Plans or Location

          The reorganization will effect a change in the legal domicile of Salix BVI, and other changes of a legal nature, which are described in this prospectus. The reorganization should NOT result in any change in the business, management, fiscal year, assets, liabilities or location of the principal facilities of Salix BVI. All Salix BVI employee benefit and stock plans will be continued by Salix Delaware.

          The Board of Directors of Salix Delaware immediately following the reorganization will be the existing Board of Directors of Salix BVI, namely John
F. Chappell, Thomas D'Alonzo, Richard A. Franco, Randy W. Hamilton and Robert P. Ruscher. The executive officers of Salix Delaware immediately following the reorganization will be the current executive officers of Salix BVI. Salix BVI's two subsidiaries, Salix Pharmaceuticals, Inc. and Glycyx Pharmaceuticals, Ltd., will continue as subsidiaries of Salix Delaware and the Boards of Directors and executive officers of those subsidiaries will remain the same.

Differences in Governing Corporate Law

          As a result of changing its place of incorporation, Salix will be incorporated in the State of Delaware and will no longer be incorporated in the British Virgin Islands. As a result, on the date Salix changes its place of incorporation, Salix will become subject to the laws of the State of Delaware. Salix will not, however, be relieved of any obligations or liabilities it incurred before changing its place of incorporation because Salix's existence as a corporation will be deemed to have commenced on the date it was incorporated in the British Virgin Islands.

          The following description of differences between British Virgin Islands corporate law and Delaware corporate law is only a summary and does not purport to be complete or to address every applicable aspect of such laws. The following description is qualified in its entirety by references to British Virgin Islands law and Delaware law.

          Dissolution. Under British Virgin Islands law, a corporation may dissolve voluntarily by a resolution of directors or by a resolution of stockholders. Under Delaware law, a corporation may voluntarily dissolve if (1) a majority of the board adopts a resolution to that effect and the holders of a majority of outstanding stock entitled to vote thereon vote for such dissolution or (2) all stockholders entitled to vote thereon consent in writing to such dissolution.

          Removal of Directors. Under British Virgin Islands law, directors may be removed by a resolution of directors or by a resolution of stockholders. Under Delaware law, directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote. However, unless the corporation's certificate of incorporation otherwise provides, if the board is classified then stockholders may only remove directors for cause.

          Actions by Written Consent of Stockholders. Under British Virgin Islands law, stockholders may act by written consent without a meeting. Likewise, under Delaware law, stockholders may act by written consent without a meeting. However, the certificate of incorporation of Salix Delaware, unlike the organizational documents of Salix BVI, prohibits this kind of stockholder action.

          Mergers, Consolidations and Sales of Assets. Under British Virgin Islands law, a merger, consolidation or substantial sale of assets must be approved by the board and the stockholders. The organizational documents of Salix BVI require the affirmative vote of at least a majority of the outstanding shares entitled to vote for any merger, consolidation or sale of substantially all of the assets. Under Delaware law, with certain exceptions, any merger, consolidation or sale of all or substantially all of the corporation's assets must be approved by the board and a majority of the outstanding shares entitled to vote.

          Rights of Dissenting Stockholders. British Virgin Islands law provides for compulsory appraisal of the interests of a stockholder, and payment of the fair market value of his or her shares, who dissents from a merger of a corporation, a consolidation, sale or other disposition of more than 50% of the corporation's assets not made in the usual or regular course of the corporation's business, and a redemption.

          Generally, stockholders of a Delaware corporation who dissent from a merger or consolidation for which a stockholders' vote is required are entitled to appraisal rights that require the surviving corporation to purchase the dissenting shares at fair value, as agreed or determined in a judicial proceeding. There are, however, generally no statutory rights of appraisal with respect to stockholders of a Delaware corporation whose shares of stock are (1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (2) held of record by more than 2,000 stockholders, where such stockholders receive only shares of stock of the corporation surviving or resulting from the merger or consolidation or cash in lieu of fractional interests therein.

          Inspection of Stockholder List and Books and Records. British Virgin Islands law provides that a stockholder may, for a proper purpose, request to inspect the share register books, records, minutes and consents kept by a corporation and make extracts or copies thereof. However, British Virgin Islands law also provides that a corporation such as Salix BVI may refuse such a request if determined by a resolution of directors that it is not in the best interests of the corporation or its stockholders to comply with such request. Upon the corporation's refusal of a request, the stockholder may, before the expiration of a 90-day period after receiving notice of the refusal, apply to a court for an order to allow inspection.

          Delaware law allows any stockholder to inspect the stockholder list and the corporation's books and records for a purpose reasonably related to such person's interests as a stockholder.

          Amendment of Memorandum of Association/Certificate of Incorporation. Under British Virgin Islands law, a corporation may amend its memorandum of association by a resolution of stockholders or, if permitted by its organizational documents, by a resolution of directors. Under Delaware law, an amendment to a corporation's certificate of incorporation requires (1) adoption of a resolution by the board and (2) the affirmative vote of a majority of the outstanding stock entitled to vote thereon.

          Amendment of Articles of Association/Bylaws. Under British Virgin Islands law, a corporation may amend its articles of association by a resolution of stockholders or, if permitted by its organizational documents, by a resolution of directors. Under Delaware law, the authority to adopt, amend or repeal a corporation's bylaws is held exclusively by the stockholders unless that authority is conferred upon the board in the certificate of incorporation. The certificate of incorporation of Salix Delaware permits the board to adopt, amend or repeal any provision of the bylaws.

          Transactions Involving Directors or Officers. British Virgin Islands law provides that no agreement or transaction between the corporation and one or more of its directors is void or voidable for this reason only. This applies regardless of the director's attendance and vote at the meeting of directors that approves the agreement or transaction, if the material facts of the interest of each director in the agreement or transaction are disclosed in good faith or are known by the other directors and all disinterested directors approve the transaction. Alternatively, the interest in the transaction may be disclosed or known to or ratified by the stockholders. In addition, a director who has an interest in any particular business to be considered at a meeting of directors or stockholders may be counted for purposes of determining whether a quorum is present at the meeting.

          A Delaware corporation may lend money to, or guarantee any obligation incurred by, its directors or officers if in the judgment of the board such loan or guarantee may reasonably be expected to benefit the corporation. With respect to any other contract or transaction between the corporation and one or more of its directors or officers, such transactions are neither void nor voidable solely for this reason if either (1) the director's or officer's interest is made known to the disinterested directors or the stockholders of the corporation, who thereafter approve the transaction in good faith, or (2) the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the board, a committee thereof or the stockholders.

          Limitation of Liability of Directors. Under British Virgin Islands law, liability of a corporate director to the corporation is limited to cases where the director has not acted honestly and in good faith and with a view to the best interests of the corporation or to cases where the director has not exercised the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Under the organizational documents of Salix BVI, the corporation is authorized to indemnify any person who is made or threatened to be made a party to a legal or administrative proceeding by virtue of being a director, officer or liquidator of the corporation, provided such person acted honestly and in good faith and with a view to the best interests of the corporation and, in the case of a criminal proceeding, such person had no reasonable cause to believe that his or her conduct was unlawful. The organizational documents of Salix BVI also obligate the corporation to indemnify any director, officer or liquidator of the corporation who was successful in any of the aforementioned proceedings against expenses and judgments, fines and amounts paid in settlement and reasonably incurred in connection with the proceedings, regardless of whether such person met the standard of conduct described in the preceding sentence.

          Under Delaware law, a corporation may include in its certificate of incorporation a provision which would, subject to the limitations described below, eliminate or limit director liability for monetary damages for breaches of their fiduciary duty of care. Under Delaware law, a director's liability cannot be eliminated or limited for (1) breaches of the duty of loyalty, (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions, or (4) transactions from which such director derived an improper personal benefit. The organizational documents of Salix Delaware limit a director's liability to the fullest extent permitted by Delaware law.

          Business Combinations/Reorganizations. Under British Virgin Islands law, directors have the power to take actions without stockholder approval, subject to the approval of a court, including to implement a reorganization, certain mergers or consolidations, certain sales, transfers, exchanges or dispositions of assets, property, parts of the business or securities of the corporation, the winding up or dissolution of the corporation, or any combination thereof, if they determine any such action is in the best interests of the corporation, its creditors or its stockholders.

          Delaware law prohibits transactions between a Delaware corporation and an interested stockholder. An interested stockholder for this purpose is a stockholder who is directly or indirectly a beneficial owner of 15% or more of the outstanding voting stock of the corporation. This provision prohibits business combinations between an interested stockholder and a corporation for a period of three years after the date such stockholder became an interested stockholder unless (1) the business combination or transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation's board before such stockholder became an interested stockholder,
(2) the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which such stockholder became an interested stockholder, or (3) the business combination is approved by a majority of the board and the affirmative vote of the holders of two-thirds of the outstanding voting stock not owned by the interested stockholder at or subsequent to the time that such stockholder became an interested stockholder. These restrictions do not apply if, among other things, the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by such law. Salix Delaware does not intend to opt out of these provisions.

          Stockholder Derivative Suits. While British Virgin Islands law does permit a stockholder of a British Virgin Islands corporation to sue its directors derivatively (i.e., in the name of and for the benefit of the corporation) and to sue the corporation and its directors for the stockholder's benefit and for the benefit of others similarly situated, the circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect of any such action, may result in the rights of stockholders of a British Virgin Islands corporation being more limited than those of stockholders of a corporation organized in Delaware.

          Under Delaware law a stockholder may only bring a derivative action on behalf of the corporation if the stockholder was a stockholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law.


Changes in Governing Documents

          To change its place of incorporation, Salix must file a certificate of domestication and a certificate of incorporation with the Delaware Secretary of State. The certificate of incorporation and bylaws of Salix Delaware are substantially similar to the memorandum and articles of association of Salix BVI, except as summarized below. Following the change in Salix's place of incorporation, the rights of Salix stockholders will be governed by the terms of the certificate of incorporation and the bylaws that are attached as Appendix A
                                                                     ----------
and B, respectively, to this prospectus. All stockholders are urged to read
    -
these documents in their entirety.

          Elimination of Cumulative Voting. Unlike Salix BVI's articles of association, Salix Delaware's governing documents do not allow stockholders to cumulate their votes for the election of directors. This change could prevent minority stockholders from being able to elect a representative to the Board of Directors.

          Under cumulative voting, every stockholder entitled to vote may cumulate votes for candidates in nomination either (1) by giving one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which that stockholder's shares are normally entitled or (2) by distributing the stockholder's votes on the same principle among any or all of the candidates. The candidates receiving the highest number of affirmative votes, up to the number of directors to be elected, shall be elected; votes against any candidate and votes withheld shall have no legal effect. For example, if you hold 100 shares with one vote each, you would be entitled to cast 500 votes, a number arrived at by multiplying 100, the total number of votes attached to your shares, by 5, the number of directors to be elected. The 500 votes could be cast in favor of one nominee or distributed among any number of nominees in any portion desired.

          Elimination of Stockholders' Ability to Act by Written Consent. Unlike Salix BVI's articles of association, Salix Delaware's bylaws eliminate the ability of stockholders to act by written consent without a meeting. This change will require that stockholders call a meeting and give notice to Salix and all of its stockholders in order to present a proposal for stockholder action, rather than being able to obtain the written consent of the holders of a majority of the outstanding shares. While we believe that this protects all the stockholders, it could hinder the ability of stockholders to quickly take action that might be opposed by management, including action to remove the Board.


Termination

          The reorganization may be terminated by action of the Board of Directors of Salix BVI and the reorganization abandoned at any time prior to its completion.


Effective Time

          The reorganization will be effected on the date the certificate of incorporation of Salix Delaware and the certificate of domestication are filed with the Delaware Secretary of State, which is anticipated to be December 31, 2001.

Expenses of the Reorganization

          Salix BVI will pay the expenses of the reorganization and any related transactions regardless of whether the reorganization is completed.


Federal Income Tax Consequences of the Reorganization

          The following discussion summarizes the material United States federal income tax consequences of the change in our place of incorporation. This discussion is based upon the Internal Revenue Code of 1986 (which we refer to as the Code), the Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of United States federal income taxation that might be relevant to a stockholder in light of the stockholder's particular circumstances or to those stockholders subject to special rules, such as stockholders who are financial institutions, tax-exempt organizations, insurance companies or dealers in securities, stockholders who acquired their stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation, or stockholders who hold their stock as part of a straddle or conversion transaction, nor does it address any consequences arising under the laws of any local, state or foreign jurisdiction or under any treaty. In addition, the discussion does not address the special rules applicable to any stockholders who have previously filed gain recognition agreements with respect to our stock under Section 367 of the Code. This discussion assumes that stockholders hold their shares of stock as capital assets within the meaning of Section 1221 of the Code. All stockholders are urged to consult their own tax advisors as to the particular tax consequences to them of the change in our place of incorporation.

          We have received the opinion of Ernst & Young LLP to the effect that the discussion under the heading "Federal Income Tax Consequences of the Reorganization", insofar as it relates to the United States federal income tax consequences to us and our stockholders of the change in our place of incorporation, is accurate in all material respects.

          General Tax Consequences of the Change in Our Place of Incorporation.
          --------------------------------------------------------------------
We believe that the change in our place of incorporation will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code. Accordingly, as long as Salix BVI owns no United States real property interests within the meaning of Section 897(c) of the Code and Salix Delaware is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, Salix BVI will recognize no gain or loss on the exchange of its assets for stock of Salix Delaware. Salix Delaware will recognize no gain or loss on the exchange of its stock for the assets of Salix BVI. If the change in our place of incorporation were not a tax-free reorganization, the tax consequences of the change in our place of incorporation could differ from those described below. We do not plan to seek any rulings from the IRS with respect to the change in our place of incorporation.

          If the change in our place of incorporation is a tax-free reorganization, then except as described in the discussions under the headings "--Tax Consequences to United States Persons", "--Tax Considerations Relating to Gain Recognition Agreements" and "--Tax Consequences to United States Persons if Salix BVI Is or Was a PFIC" below, holders of our shares will not recognize any income, gain or loss for federal income tax purposes solely as a result of the change in our place of incorporation. Following the change in our place of incorporation, a holder of our common stock will have a tax basis in the Salix Delaware common stock equal to the tax basis such holder had in the shares before the change in our place of incorporation. A stockholder's holding period with respect to the Salix Delaware common stock will include the holding period that such holder had in the shares before the change in our place of incorporation.

          Tax Consequences to United States Persons. Subject to the discussion
          -----------------------------------------
under the heading "--Tax Consequences to United States Persons if Salix BVI Is or Was a PFIC" below, under current law, the federal income tax consequences of our domestication for United States persons holding our stock depend upon the amount of our stock held. For these purposes, a "United States person" is:

          . an individual citizen or resident of the United States; . a domestic partnership;

          . a domestic corporation;
          . any estate, other than a foreign estate; and . any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

In the case of a foreign partnership, foreign trust or foreign estate owning our stock , the partners and beneficiaries thereof are considered to own their proportionate share of our stock for these purposes. There are three categories of stockholders under the applicable Treasury regulations.

          First, a United States person who on the date of the reorganization beneficially owns 10% or more of the voting power of our stock is required to include in income as a dividend the allocable share of our all earnings and profits amount. To the extent of this income inclusion, the United States stockholder is permitted to increase basis in the stock received in the exchange. However, we believe that our all earnings and profits amount is zero, and we anticipate that our all earnings and profits amount will be zero through the date of the reorganization. If our all earnings and profits amount is in fact zero, then each United States stockholder recognizes no income or loss upon our domestication.

          Second, a United States person who on the date of the reorganization does not beneficially own 10% or more of the voting power of our stock but does actually own our stock having a fair market value of $50,000 or more will recognize gain, but not loss, on the exchange of stock of Salix BVI for stock of Salix Delaware to the extent that the fair market value of the Salix Delaware stock received exceeds its tax basis in the stock of Salix BVI exchanged, unless the stockholder elects to include in its income as a dividend the allocable portion of the all earnings and profits amount. In connection with this election, Salix Delaware will provide the exchanging stockholder with information to substantiate the all earnings and profits amount, and the stockholder must comply with the requirements of Treasury Regulation Section 1.367(b)-1(c). Those requirements include the following: (1) the stockholder must attach a notice to its timely filed federal income tax return for the year of the exchange; (2) the stockholder must send notification of the election to Salix Delaware on or before the date of filing such stockholder's federal income tax return in which the election is made; and (3) the notice must include: (A) a statement that the stockholder is making the election described in Treasury Regulation Section 1.367(b)-3(c)(3); (B) a representation that the stockholder has given the requisite notice to Salix Delaware; (C) a statement of the amount of the all earnings and profits amount that is required to be taken into income as a dividend; (D) a copy of the notice received from Salix Delaware substantiating the all earnings and profits amount; (E) a complete description of the exchange; (F) a statement that the exchange is a section 367(b) exchange; and (G) other information specified in the Treasury regulations.

          Because we believe that the all earnings and profits amount is and will be zero, the making of an election to include the person's share of the all earnings and profits amount into income as a dividend might be advantageous to United States persons who would otherwise recognize gain with respect to the exchange of our stock in the domestication transaction. WE STRONGLY URGE EACH UNITED STATES PERSON DESCRIBED IN THIS PARAGRAPH TO CONSULT WITH HIS OR HER TAX ADVISOR REGARDING THE MANNER AND ADVISABILITY OF MAKING THE ELECTION UNDER TREASURY REGULATIONS PROMULGATED UNDER SECTION 367(B) OF THE CODE TO INCLUDE IN INCOME THE ALLOCABLE SHARE OF THE ALL EARNINGS AND PROFITS AMOUNT OF SALIX BVI IN LIEU OF RECOGNIZING GAIN. If you are such a person, we plan to send you more information, including a notice substantiating the all earnings and profits amount and a form for your filing, after the reorganization is completed, but the filing is your responsibility.

          Third, a United States person who on the date of the reorganization actually owns our stock having a fair market value of less than $50,000 and who does not own beneficially 10% or more of the voting power of our stock recognizes no gain or loss in the reorganization.

          Tax Considerations Relating to Gain Recognition Agreements. As noted
          ----------------------------------------------------------
above, special rules apply to United States persons who have previously filed gain recognition agreements under Section 367 of the Code with respect to prior exchanges in which such persons received our stock in tax-free transactions. These gain recognition agreements require in certain circumstances that the person file an amended federal income tax return for the year of the exchange in which the stock of Salix BVI was acquired and report such exchange as a taxable transaction. Persons who executed ten-year gain recognition agreements with respect to the transfer of stock of a foreign corporation in exchange for stock of Salix BVI might wish to consider whether it is advisable to file an election under Treasury regulation section 1.367(a)-3(e)(2) to apply amendments to the regulations retroactively to all gain recognition agreements in order to cause their ten-year gain recognition agreement to be treated as a five-year gain recognition agreement. Further, persons subject to a ten-year gain recognition agreement with respect to the stock of Salix BVI must meet reporting and other requirements in order to avoid retroactively triggering into income the gain (if any) deferred by execution of the gain recognition agreement. Further, in certain circumstances the execution of a substitute gain recognition agreement might be required. WE STRONGLY URGE EACH PERSON WHO HAS IN EFFECT A GAIN RECOGNITION AGREEMENT UNDER SECTION 367 OF THE CODE WITH RESPECT TO OUR STOCK TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE IMPACT OF THE REORGANIZATION UPON THE GAIN RECOGNITION AGREEMENT, INCLUDING ANY SPECIAL ELECTIONS THAT MIGHT BE AVAILABLE AND ANY REPORTING, CERTIFICATION AND AMENDMENT REQUIREMENTS THAT MUST BE SATISFIED IN ORDER TO AVOID TRIGGERING THE REQUIREMENT UNDER THE GAIN RECOGNITION AGREEMENT TO FILE AN AMENDED FEDERAL INCOME TAX RETURN REPORTING AS INCOME THE GAIN (IF ANY) WHICH WAS NOT PREVIOUSLY RECOGNIZED. If you are such a person, we plan to send you more information after the reorganization is completed, but the filing is your responsibility.

          Tax Consequences to United States Persons if Salix Is or Was a PFIC.
          -------------------------------------------------------------------
In addition to the discussion under the heading "--Tax Consequences to United States Persons" above, the change in our place of incorporation might be a taxable event to stockholders that are United States persons if Salix is or ever was a passive foreign investment company, or a PFIC, under Section 1297 of the Code, provided that Section 1291(f) of the Code is currently effective.

          Generally, a foreign corporation is a PFIC if 75% or more of its gross income for a taxable year is passive income or if 50% or more of the value of its assets held by the corporation during a taxable year produce or are held to produce passive income. Passive income includes dividends, interest, rents and royalties, but excludes rents and royalties that are derived in the active conduct of a trade or business and that are received from an unrelated person, as well as interest, dividends, rents and royalties received from a related person that are allocable to income of such related person other than passive income. For purposes of these rules, Salix BVI would be considered to own the assets of and recognize the income of any subsidiary corporations as to which it owns 25% or more of the value of their outstanding stock, in proportion to such ownership. If a foreign corporation is classified as a PFIC for any taxable year during which a United States person owns stock in the foreign corporation, the foreign corporation generally remains thereafter classified as a PFIC with respect to that stockholder. Salix BVI believes that it is not and has never been a PFIC. Accordingly, the change in our place of incorporation should not be a taxable event for any stockholder based on an application of the PFIC rules. However, the determination of whether a foreign corporation is a PFIC is primarily factual and there is little administrative or judicial authority on which to rely to make a determination. Hence, the IRS might not agree that Salix BVI is not a PFIC.

          Section 1291(f) of the Code generally requires that to the extent provided in regulations, a United States person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury regulations have been promulgated under this statute. Proposed Treasury regulations were promulgated in 1992 with a retroactive effective date. If finalized in their current form, these regulations would generally require gain recognition by United States persons exchanging stock of Salix BVI for stock of Salix Delaware, if Salix BVI were classified as a PFIC at any time during such United States person's holding period in such stock and such person has not made a timely election to treat Salix BVI as a qualified electing fund under Section 1295 of the Code and to have thus agreed to be taxed currently on their share of our earnings and profits. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of computational rules designed to offset the tax deferral to such stockholders on our undistributed earnings. However, it is impossible to predict at this time whether, in what form, and with what effective date, final Treasury regulations under Section 1291(f) will be adopted.

          Future Salix Income Subject to United States Federal Income Tax. The
          ---------------------------------------------------------------
change in our place of incorporation will likely result in a greater portion of our earnings being subject to United States federal income tax than is currently the case and might therefore subject us to a higher effective income tax rate. As non-United States persons, Salix BVI and its foreign subsidiaries are generally not subject to tax in the United States on their income derived from sources outside the United States. Following the change in our place of incorporation, however, we will be subject to United States federal income tax on our worldwide income. In addition, if we have foreign subsidiaries meeting the definition of a controlled foreign corporation, the subpart F income of such foreign subsidiaries will be allocated among our stockholders and taxed in allocable part to their United States stockholders, even if they do not receive any cash from the subsidiaries.

Accounting Treatment of the Reorganization

          There will be no accounting effect or change in the carrying amount of the assets and liabilities of Salix BVI as a result of reorganization. The consolidated capitalization, assets, liabilities and financial statements of Salix Delaware immediately following the reorganization will be the same as those of Salix BVI immediately prior to the reorganization.

Restrictions on Resale of Salix Delaware Common Stock

          The shares of Salix Delaware common stock to be issued in the reorganization have been registered under the Securities Act of 1933. Persons who are not affiliates of Salix Delaware may resell their shares of Salix Delaware common stock without restriction. Generally, you are an affiliate of Salix BVI or Salix Delaware if you are a director or executive officer of either company or own 10% or more of the outstanding common stock of either company. Under current law, any reoffering or sale of such shares by any person who is an affiliate of Salix Delaware will require either (1) the further registration of such shares under the Securities Act, (2) compliance with Rule 145 promulgated under the Securities Act, which permits sales under certain conditions, as discussed below, or (3) the availability of another exemption from further registration.

          In general, under Rule 145, assuming that a person is, at the time of sale, an affiliate of Salix Delaware, that person may sell such stock if the person:

          . sells during any three-month period no more than the number of shares permitted under Rule 144(e), which is the greater of (1) 1% of the total number of shares of Salix Delaware common stock outstanding, or (2) the average weekly volume of trading of Salix common stock for the four calendar weeks prior to the sale;

          . sells in a brokers' transaction, which means, generally, that the broker can do no more than execute the order as agent for the seller, can receive no more than the usual broker's commission, cannot solicit orders to buy in connection with the transaction, and cannot believe that the seller is an underwriter of the securities being sold;

          . does not solicit orders to buy in connection with the transaction and does not make any payment in connection with such sale to anyone other than the selling broker; and

          . sells at a time when there is adequate current public information about Salix Delaware, which will be satisfied so long as Salix Delaware common stock remains registered under the Exchange Act and Salix Delaware continues to file the necessary reports under the Exchange Act.

                          DESCRIPTION OF CAPITAL STOCK

          The authorized capital of Salix Delaware consists of 40,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of undesignated preferred stock, par value $0.001 per share. The following discussion of common and preferred stock applies to both Salix BVI and Salix Delaware.

          Common Stock. As of September 30, 2001, there were 16,646,930 shares
          ------------
of common stock outstanding of Salix BVI. After the reorganization is effected, we expect that the same number of shares of common stock of Salix Delaware will be outstanding as before. The holders of the common stock are entitled to one vote fore each share held of record on all matters submitted to a vote of stockholders. Holders of the common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of Salix, holders of the common stock are entitled to share ratably on all assets remaining after payment of all liabilities. The outstanding shares of the common stock are fully paid and nonassessable. No preemptive rights, conversion rights, redemption rights or sinking fund provisions are applicable to the common stock.

          Preferred Stock. No shares of preferred stock of Salix BVI are
          ---------------
outstanding and, after the reorganization, there will be no shares of preferred stock of Salix Delaware outstanding. Our Board of Directors is authorized, without further stockholder action, to issued preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences, of the preferred stock. Although there is no current intention to do so, our Board of Directors, may, without stockholder approval, issue shares of a class of series of preferred stock with voting and conversion rights which could adversely affect the voting power or dividend rights of the holders of common stock and may have the effect of delaying, deferring or preventing a change in control of Salix.

Transfer Agent and Registrar

          The transfer agent for the common stock of Salix BVI is, and of Salix Delaware after the reorganization will be, Computershare Services, Inc., Chicago, Illinois.


                                    OPINIONS

          The legality of the shares of common stock of Salix Delaware to be issued in the reorganization has been passed upon for Salix Delaware by Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina.

          The federal income tax consequences of the reorganization on Salix BVI, Salix Delaware and Salix BVI stockholders who receive Salix Delaware common stock in the reorganization have been passed upon by Ernst & Young LLP.


                                     EXPERTS

          Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2000 as set forth in their report, which is incorporated by reference in this registration statement. Our consolidated financial statements and schedule are incorporated by reference in this prospectus in reliance upon Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

          Salix BVI files, and after the reorganization Salix Delaware will file, annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy this information at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You may obtain information on the operation of the Public Reference Rooms by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information about issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy and information
------------------
statements, and other information about Salix at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

          Salix Delaware filed a registration statement with the SEC under the Securities Act of 1933 relating to the Salix Delaware common stock offered to the Salix BVI stockholders. The registration statement contains additional information about the reorganization, Salix Delaware and the Salix Delaware common stock. The SEC allows Salix Delaware to omit certain information included in the registration statement from this prospectus. The registration statement may be inspected and copied at the SEC's public reference facilities described above.

          The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

          1. Annual Report on Form 10-K for the year ended December 31, 2000;

          2. Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2001;

          3. Current Reports on Form 8-K filed on February 27, April 9, May 2, May 16, May 24, May 30, June 15, June 27, July 31, August 1, August 30, October 25, October 30 and November 1, 2001;

          4. definitive proxy solicitation materials dated April 30, 2001; and

          5. the description of our stock contained in our registration statements filed pursuant to Section 12 of the Exchange Act, as amended from time to time.

          You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                           Salix Pharmaceuticals, Ltd.
                               Investor Relations
                           8540 Colonnade Center Drive
                                    Suite 501
                          Raleigh, North Carolina 27615
                                 (919) 862-1000

          This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                                                      APPENDIX A

          Certificate of Incorporation of Salix Pharmaceuticals, Ltd.,
                             a Delaware corporation


                          CERTIFICATE OF INCORPORATION
                                       OF
                           SALIX PHARMACEUTICALS, LTD

     The undersigned, for the purposes of incorporating a corporation in Delaware under the General Corporation Law of the State of Delaware, hereby certifies as follows:

                                    ARTICLE I

The name of the corporation is Salix Pharmaceuticals, Ltd. (the "Corporation"). The Corporation's original Certificate of Incorporation was filed on December 24, 1993, under the name Salix Holdings, Ltd., in the British Virgin Islands.

                                   ARTICLE II

     A. The street and mailing address and county of the registered office of the Corporation is 15 East North Street, in the City of Dover, County of Kent, zip code 19901. The name of the registered agent is Incorporating Services, Ltd.

     B. The name of the incorporator is Robert P. Ruscher and the incorporator's address is 8540 Colonnade Center Drive, Suite 501, Raleigh, North Carolina 27615. The incorporator's mailing address is the same as the foregoing.

                                   ARTICLE III

     The purpose of the Corporation is to engage in any lawful actor activity for which a corporation may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

     The Corporation shall be authorized to issue an aggregate of forty-five million (45,000,000) shares of capital stock. The authorized capital stock shall be divided into Common Stock and Preferred Stock. The Common Stock of the Corporation shall consist of forty million (40,000,000) shares having $0.001 par value per share. The Preferred Stock of the Corporation shall consist of five million (5,000,000) shares having $0.001 par value per share.

     The Common Stock and Preferred Stock shall each have the powers, preferences, rights, qualifications, limitations and restrictions set forth below.

     (a)  Common Stock.
          ------------

          1.  Voting Rights. The holders of shares of Common Stock shall be
              -------------
              entitled to one vote for each share so held with respect to all matters voted on by the stockholders of the Corporation.

          2.  Liquidation Rights. Subject to the prior and superior right of the
              ------------------
              Preferred Stock, upon any voluntary or involuntary liquidation, dissolution or winding up of affairs of the Corporation, the holders of Common Stock shall be entitled to receive of the funds to be distributed such amount as remains after distribution of all amounts, if any, required to be distributed to holders of any Preferred Stock. Such funds shall be paid to the holders of Common Stock on the basis of the number of shares of Common Stock held by each of them.

          3.  Dividends. Dividends may be paid on the Common Stock as and when
              ---------
              declared by the Board of Directors.

          4.  Reserve Powers. The holders of shares of Common Stock shall have
              --------------
              all other powers, preferences and rights conferred upon owners of shares of capital stock under the laws of the State of Delaware, except insofar as such powers, preferences and rights are expressly restricted by the provisions of Paragraph (b) of this
              Article IV.


     (b)  Preferred Stock.
          ---------------

              Any Preferred Stock not designated may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the designation of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or this Certificate of Incorporation. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

              Authority is hereby expressly granted to the Board of Directors from time to time to designate the Preferred Stock in one or more series, and in connection with the designation of any such series, by resolution providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing, the resolutions providing for designation of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law and this Certificate of Incorporation. Except as otherwise provided in this Certificate of Incorporation, no vote of the holders of the shares of Preferred Stock or the shares of Common Stock shall be a prerequisite to the designation or issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of shares of the capital stock of the Corporation

                                    ARTICLE V

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend, rescind or repeal the Bylaws of the Corporation.

                                   ARTICLE VI

     The Board of Directors shall have that number of directors set out in the Bylaws of the Corporation as adopted or as set from time to time by a duly adopted amendment thereto by the directors or stockholders of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide. Vacancies in the Board of Directors of the Corporation, however caused, and newly created directorships shall be filled by a vote of a majority of the directors then in office, whether or not a quorum.

                                   ARTICLE VII

     All action by the stockholders shall be taken at a duly called special or annual meeting of the stockholders of the Corporation at which a quorum is present and the stockholders of the Corporation shall not have the right to act by written consent as provided by Section 228 of the General Corporation Law of Delaware. The business transacted at any special meeting of the stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of such meeting.

                                  ARTICLE VIII

     To the fullest extent permitted by the General Corporation Law of the State of Delaware, the Corporation shall indemnify and advance indemnification expenses on behalf of all directors and officers of the Corporation. The Corporation shall indemnify such other persons as may be required by statute or by the Bylaws of the Corporation. The Corporation may, to the full extent permitted by Delaware law, purchase and maintain insurance on behalf of any director or officer, or such other person as may be permitted by statute or the Bylaws of the Corporation, against any liability which may be asserted against any director, officer or such other person and may enter into contracts providing for the indemnification of any director, officer or such other person to the full extent permitted by Delaware law. The liability of directors of the Corporation (for actions or inactions taken by them as directors) for monetary damages shall be eliminated to the fullest extent permissible under Delaware law.

     If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the director to the Corporation shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE IX

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     IN WITNESS WHEREOF, I have executed this Certificate of Incorporation this the ___ day of _________, 2001, hereby declaring and certifying that this is my act and deed and that the facts stated herein are true.








                                  __________________________________________
                                        Robert P. Ruscher, Incorporator

                                                                      APPENDIX B

                     Bylaws of Salix Pharmaceuticals, Ltd.,
                             a Delaware corporation


                                     BYLAWS
                                       OF
                           SALIX PHARMACEUTICALS, LTD.


                              I. CORPORATE OFFICES

         1.1      REGISTERED OFFICE
                  -----------------

         The registered office of the Corporation shall be in the City of Dover, County of Kent, State of Delaware. The name of the registered agent of the Corporation at such location is Incorporating Services, Ltd.

         1.2      OTHER OFFICES
                  -------------

         The Board of Directors may at any time establish other offices at any place or places where the Corporation is qualified to do business.

                          II. MEETINGS OF STOCKHOLDERS

         2.1      PLACE OF MEETINGS
                  -----------------

         Meetings of stockholders shall be held at any place, within or outside the State of Delaware, as shall be designated in the notice of the meeting or agreed upon by a majority of the shares entitled to vote thereat. In the absence of any such designation, stockholders' meetings shall be held at the registered office of the Corporation.

         2.2      ANNUAL MEETING
                  --------------

         The annual meeting of stockholders shall be held each year on a date and at a time designated by the Board of Directors. In the absence of such designation, the annual meeting of stockholders shall be held at 2:00 p.m. on the second Tuesday of May each year. However, if such day falls on a legal holiday, then the meeting shall be held at the same time and place on the next full business day. At the meeting, Directors shall be elected and any other proper business may be transacted.

         If the annual meeting shall not be held on the day designated by these Bylaws, a substitute annual meeting may be called in accordance with the provisions of Section 2.3 of this Article. A meeting so called shall be designated and treated for all purposes as the annual meeting.

         2.3      SPECIAL MEETING
                  ---------------

         Special meetings of the stockholders may be called, at any time for any purpose or purposes, by the Board of Directors, the Chairman of the Board, the President or the holders of at least ten percent (10%) of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting by those holders signing, dating, and delivering to the Corporation's Secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held.

         If a special meeting is called by any person or persons other than the Board of Directors, the President or the Chairman of the Board, then the request shall be in writing, specifying the time of such meeting and the general nature of the business proposed to be transacted and shall be delivered personally or sent by registered mail or by telegraphic or other facsimile transmission to the Chairman of the Board, the President, any Vice-President or the Secretary of the Company. The officer receiving the request shall cause notice to be given promptly to the stockholders entitled to vote, in accordance with the provisions of Sections 2.4 and 2.5 that a meeting will be held at the time requested by the person or persons calling the meeting, so long as that time is not less than thirty-five (35) nor more than sixty (60) days after the receipt of the request. If the notice is not given within twenty (20) days after receipt of the request, then the person or persons requesting the meeting may give the notice. Nothing contained in this paragraph of this Section 2.3 shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

         2.4    NOTICE OF STOCKHOLDERS' MEETINGS
                --------------------------------

         All notices of meetings with stockholders shall be in writing and shall be sent or otherwise given in accordance with Section 2.5 of these Bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The Corporation is required to give notice only to stockholders entitled to vote at the meeting. The notice shall specify the place, date, and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

         2.5    MANNER OF GIVING NOTICE; AFFIDAVIT OF NOTICE
                --------------------------------------------

         Written notice of any meeting of stockholders shall be given (i) personally, (ii) by mail or (iii) by telegraphic or other written or electronic communication. Notices not personally delivered shall be sent charges prepaid and shall be addressed to the stockholder at the address of that stockholder appearing in the share register of the Company or given by the stockholder to the Company for the purpose of notice. If no such address appears on the Company's books or is given, notice shall be deemed to have been given if sent to that stockholder by mail, telegraphic or other written or electronic communication to the Company's principal executive office, or if published at least once in a newspaper of general circulation in the country where that office is located. Notice shall deemed to have been given at the time when delivered personally or deposited in the mail or sent by telegram or other means of written or electronic communication.

         If any notice addressed to a stockholder at the address of that stockholder appearing in the share register of the Company is returned to the Company by the postal service marked to indicate that the postal service is unable to deliver the notice to the stockholder at that address, then all future notices or reports shall be deemed to have been duly given without further mailing if the same shall be available to the stockholder on written demand of the stockholder at the principal executive office of the Company for a period of one (1) year from the date of the giving of the notice.

         An affidavit of the mailing or other means of giving any notice of any stockholders' meeting, executed by the Secretary, Assistant Secretary or any Transfer Agent of the Company giving the notice, shall be prima facie evidence of the giving of such notice.

         2.6    QUORUM
                ------

         The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum is not present or represented at any meeting of the stockholders, then the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

         Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting.

2.7      ADJOURNED MEETING; NOTICE
         -------------------------

         When a meeting is adjourned to another time or place, unless these Bylaws otherwise require, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

         2.8    VOTING
                ------

         The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these Bylaws, subject to the provisions of Sections 217 and 218 of the General Corporation Law of Delaware (relating to voting rights of fiduciaries, pledgors and joint owners of stock and to voting trusts and other voting agreements).

         Except as otherwise provided in the Certificate of Incorporation or these Bylaws, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

         2.9    WAIVER OF NOTICE
                ----------------

         A stockholder may waive any notice required by law or these Bylaws before or after the date and time stated in the notice, and such waiver shall be deemed equivalent to notice. The waiver must be in writing, be signed by the stockholder entitled to the notice, and be delivered to the Corporation for inclusion in the minutes or filing with the corporate records. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or these Bylaws.

         2.10   STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING
                -------------------------------------------------------

         No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with these Bylaws and no action shall be taken by the stockholders by written consent.

         2.11   RECORD DATE FOR STOCKHOLDER NOTICE; VOTING
                ------------------------------------------

         In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date that shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action.

         If the Board of Directors does not so fix a record date:

                (a) The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business one day prior to the date of notice, or, if notice is waived, at the close of business one day prior to the date on which the meeting is held.

                (b) The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

         A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting. If a new record date for the adjourned meeting is fixed by the Board of Directors, notice of the adjourned meeting must be given under this section to those persons who are stockholders as of the new record date.

         2.12   PROXIES
                -------

         A stockholder may vote his shares in person or by proxy. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him by a written proxy, signed by the stockholder and filed with the Secretary of the Corporation. No such proxy shall be voted or acted upon after eleven (11) months from its date, unless the proxy provides for a longer period. A proxy shall be deemed signed if the stockholder's name is placed on the proxy (whether by manual signature, typewriting, telegraphic transmission or otherwise) by the stockholder or the stockholder's attorney-in-fact. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212(c) of the General Corporation Law of Delaware.

         2.13   LIST OF STOCKHOLDERS ENTITLED TO VOTE
                -------------------------------------

         The officer who has charge of the stock ledger of a corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Subject to the requirements of Section 220(b) of the General Corporation Law of Delaware, such list shall be open to the examination of any stockholder, his agent, or his attorney, for any purpose germane to the meeting, during ordinary business hours and at his own expense, for a period of at least ten (10) days prior to the meeting. Such list shall be available either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

                                 III. DIRECTORS

         3.1    POWERS
                ------

                  Subject to the provisions of the General Corporation Law of Delaware and any limitations in the Certificate of Incorporation or these Bylaws relating to action required to be approved by the stockholders or by the outstanding shares, the business and affairs of the Corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board of Directors.

         3.2    NUMBER OF DIRECTORS
                -------------------

         The number of directors constituting the Board of Directors of the Corporation shall be not more than eleven (11) members but not less than three
(3), the actual number to serve in each year to be fixed or changed from time to time by the stockholders or the Board of Directors. Directors need not be stockholders.

         No reduction of the authorized number of Directors shall have the effect of removing any Director before that Director's term of office expires.

         3.3    ELECTION AND QUALIFICATION OF DIRECTORS
                ---------------------------------------

         Except as otherwise provided in these Bylaws, the Directors shall be elected at the annual meeting of the stockholders; and those persons who received the highest number of votes shall be deemed to have been elected.

         Directors need not be residents of the State of Delaware. Elections of Directors need not be by written ballot.

         3.4    RESIGNATION AND VACANCIES
                -------------------------

         Any Director may resign effective on giving written notice to the Chairman of the Board, the President, the Secretary or the Board of Directors, unless the notice specifies a later time for that resignation to become effective. If the resignation of a Director is effective at a future time, the Board of Directors may elect a successor to take office when the resignation becomes effective.

         Vacancies in the Board of Directors may be filled by a majority of the remaining Directors, even if less than a quorum, or by a sole remaining Director; however, a vacancy created by the removal of a Director by the vote of the stockholders or by court order may be filled only by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present. Each Director so elected shall hold office until the next annual meeting of the stockholders and until a successor has been elected and qualified.

         A vacancy or vacancies in the Board of Directors shall be deemed to exist (i) in the event of the death, resignation or removal of any Director,
(ii) if the Board of Directors by resolution of Directors declares vacant the office of a Director who has been declared of unsound mind by an order of court or convicted of a felony, (iii) if the authorized number of Directors is increased, or (iv) if the stockholders fail, at any meeting of stockholders at which any Director or Directors are elected, to elect the number of Directors to be elected at that meeting.

         3.5    PLACE OF MEETINGS; MEETINGS BY TELEPHONE
                ----------------------------------------

         The Board of Directors of the Corporation may hold meetings, both regular and special, either within or outside the State of Delaware.

         Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any Committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any Committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting. Immediately following a meeting of the Board, the Secretary shall prepare minutes of such meeting which he shall promptly circulate to all Directors in attendance at said meeting for their signature.

         3.6    REGULAR MEETINGS
                ----------------

         A regular meeting of the Board of Directors shall be held immediately after, and at the same place as, the annual meeting of the stockholders. In addition, the Board of Directors may provide, by resolution, the time and place, either within or without the State of Delaware, for the holding of additional regular meetings.

         3.7    SPECIAL MEETINGS; NOTICE
                ------------------------

         Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the Chairman of the Board of Directors, the President, any Vice President, the Secretary or any two Directors. Such meetings may be held either within or without the state of Delaware. Notice shall be sent by any usual means of communication not less than two (2) days before the meeting. Such notice need not describe the purpose of the special meeting unless otherwise required by the Certificate of Incorporation or these Bylaws.

         3.8    QUORUM
                ------

         At all meetings of the Board of Directors, a majority of the authorized number of Directors shall constitute a quorum for the transaction of business and the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the Certificate of Incorporation. A meeting at which a quorum is initially present may continue to transact business not withstanding, the withdrawal of Directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

         3.9    WAIVER OF NOTICE
                ----------------

         Whenever notice is required to be given under any provision of the General Corporation Law of Delaware or under any provision of the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. This signed waiver shall be filed with the minutes of the meeting or with the corporate records.

         Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Directors, or members of a Committee of Directors, need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or these Bylaws.

         3.10   ADJOURNED MEETING; NOTICE
                -------------------------

         If a quorum is not present at any meeting of the Board of Directors, then the Directors present thereat may adjourn the meeting from time to time until a quorum is present. Notice of the time and place of holding an adjourned meeting need not be given unless the meeting is adjourned for more than twenty-four (24) hours. If the meeting is adjourned for more than twenty-four
(24) hours, then notice of the time and place of the adjourned meeting shall be given before the adjourned meeting takes place, in the manner specified in
Section 3.7 of these Bylaws, to the Directors who were not present at the time of the adjournment.

         3.11   BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING
                -------------------------------------------------

         Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any Committee thereof, may be taken without a meeting if all members of the Board or Committee, as the case may be, consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board or Committee.

         3.12   FEES AND COMPENSATION OF DIRECTORS
                ----------------------------------

         Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of Directors.

         3.13   APPROVAL OF LOANS TO OFFICERS
                -----------------------------

         The Corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the Corporation or of its subsidiary, including any officer or employee who is a Director of the Corporation or its subsidiary, whenever, in the judgment of the Directors, such loan, guaranty or assistance may reasonably be expected to benefit the Corporation. The loan, guaranty or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the Corporation. Nothing in this section contained shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the Corporation at common law or under any statute.

         3.14   CHAIRMAN OF THE BOARD OF DIRECTORS
                ----------------------------------

         The Corporation may also have, at the discretion of the Board of Directors, a Chairman of the Board of Directors, who may be considered an officer of the Corporation. The Chairman of the Board shall, if such a person is elected, preside at the meetings of the Board of Directors and exercise and perform such other powers and duties as may from time to time be assigned to him or her by the Board of Directors, or as may be prescribed by these Bylaws.

                                 IV. COMMITTEES

         4.1   COMMITTEES OF DIRECTORS
               -----------------------

         The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, with each committee to consist of one or more of the Directors of the Corporation. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

         Any such committee, to the extent provided in the resolution of the Board of Directors or in the Bylaws of the Corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (a) amend the Certificate of Incorporation (except that a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the Board of Directors as provided in Section 151(a) of the General Corporation Law of Delaware, fix any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation), (b) adopt an agreement of merger or consolidation under Sections 251 or 252 of the General Corporation Law of Delaware, (c) recommend to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets, (d) recommend to the stockholders a dissolution of the Corporation or a revocation of a dissolution, (e) fill any vacancy on, or make any appointment to, the Board of Directors or any committee, (f) fix the compensation of Directors for serving on the Board of Directors or any committee, (g) amend or repeal any resolution of the Board of Directors which is not so amendable or repealable by its express terms, (h) take any action requiring the approval of the Corporation's stockholders, or (i) amend the Bylaws of the Corporation; and, unless the board resolution establishing the committee, the Bylaws or the Certificate of Incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend, to authorize the issuance of stock, or to adopt a certificate of ownership and merger pursuant to Section 253 of the General Corporation Law of Delaware.

         4.2   COMMITTEE MINUTES
               -----------------

         Each Committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

         4.3   MEETINGS AND ACTION OF COMMITTEES
               ---------------------------------

         Meetings and actions of Committees shall be governed by, and held and taken in accordance with, the provisions of Article III of these Bylaws with such changes in the context of those Bylaws as are necessary to substitute the Committee and its members for the Board of Directors and its members; provided, however, that the time of regular meetings of Committees may also be called by resolution of the Board of Directors and that notice of special meetings of Committees shall also be given to all alternate members, who shall have the right to attend all meetings of the Committee. The Board of Directors may adopt rules for the government of any Committee not inconsistent with the provisions of these Bylaws.

                                   V. OFFICERS

         5.1   OFFICERS
               --------

         The officers of the Corporation shall be a President, one or more Vice Presidents, a Secretary and a Treasurer, as the Board of Directors may from time to time elect. The Corporation may also have, at the discretion of the Board of Directors, one or more Assistant Vice Presidents, Assistant Secretaries, Assistant Treasurer, and any such other officers (including Controllers and Assistant Controllers) as may be appointed in accordance with the provisions of Section 5.3 of these Bylaws. Any number of offices may be held by the same person.

         5.2     ELECTION OF OFFICERS
                 --------------------

         The officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 or 5.5 of these Bylaws, shall be elected by the Board of Directors.

         5.3     SUBORDINATE OFFICERS
                 --------------------

         The Board of Directors may appoint, or empower the President to appoint, such other officers and agents as the business of the Corporation may require, each of whom shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the Board of Directors may from time to time determine.

         5.4     REMOVAL AND RESIGNATION OF OFFICERS
                 -----------------------------------

         The officers of the Corporation may be removed by the Board of Directors with or without cause; but such removal shall be without prejudice to the express and written contract rights, if any, of the person so removed.

         Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

         5.5     VACANCIES IN OFFICES
                 --------------------

         Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors or otherwise in accordance with these Bylaws.

         5.6         PRESIDENT
                     ---------

         Unless otherwise specified by resolution of the Board, the President shall be the Chief Executive Officer of the Corporation and, subject to the control of the Board of Directors, shall in general supervise and control all of the business and affairs of the Corporation. He shall, in the absence of the Chairman of the Board, preside at all meetings of the stockholders. He shall sign, with the Secretary, an Assistant Secretary, or any other proper officer of the Corporation authorized by the Board of Directors, certificates for shares of the Corporation, any deeds, mortgages, bonds, contracts, or other instruments that the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation, or shall be required by law to be otherwise signed or executed; and, in general, he shall perform all duties incident to the office of President and such other duties as may be prescribed by the Board of Directors from time to time.

         5.7     VICE PRESIDENTS
                 ---------------

         In the absence of the President or in the event of his death, inability or refusal to act, the Vice Presidents in the order of their length of service as such, unless otherwise determined by the Board of Directors, shall perform the duties of the President, and when so acting shall have all the powers of and be subject to all the restrictions upon the President. Any Vice President may sign, with the Secretary or an Assistant Secretary, certificates of shares of the Corporation; and shall perform such other duties as from time to time may be assigned to him by the President or Board of Directors. The Board of Directors may designate one or more Vice Presidents to be responsible for certain functions, including, without limitation, Marketing, Finance, Manufacturing and Personnel.

         5.8    SECRETARY
                ---------

         The Secretary shall: (a) keep the minutes of the meetings of stockholders, of the Board of Directors and of all Executive Committees in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the Corporation and see that the seal of the Corporation is affixed to all documents the execution of which on behalf of the Corporation under its seal is duly authorized; (d) keep a register of the post office address of each stockholder which shall be furnished to the Secretary by such stockholder; (e) sign with the President, or a Vice President, certificates for shares of the Corporation, the issuance of which shall have been authorized by resolution of the Board of Directors; (f) maintain and have general charge of the stock transfer books of the Corporation; (9) prepare or cause to be prepared stockholder lists prior to each meeting of stockholders as required by law; (h) attest the signature or certify the incumbency or signature of any officer of the Corporation; and (i) in general perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the President or by the Board of Directors.

         5.9    ASSISTANT SECRETARIES
                ---------------------

         In the absence of the Secretary or in the event of his death, inability or refusal to act, the Assistant Secretaries in the order of their lengths of service as Assistant Secretaries, unless otherwise determined by the Board of Directors, shall perform the duties of the Secretary, and when so acting shall have all the powers of and be subject to all the restrictions upon the Secretary. They shall perform such other duties as may be assigned to them by the Secretary, by the President, or by the Board of Directors. Any Assistant Secretary may sign, with the President or a Vice President, certificates for shares of the Corporation.

         5.10   TREASURER
                ---------

         Unless otherwise specified by resolution of the Board of Directors, the Treasurer shall be the Chief Financial Officer of the Corporation and, subject to the control of the Board of Directors, shall: (a) have charge and custody of and be responsible for all funds and securities of the Corporation; receive and give receipts for monies cue and payable to the Corporation from any source whatsoever, and deposit all such monies in the name of the Corporation in such depositories as shall be selected in accordance with the provisions of Section
8.2 of these Bylaws; (b) maintain appropriate accounting records as required by law; (c) prepare, or cause to be prepared, annual financial statements of the Corporation that include a balance sheet as of the end of the fiscal year and an income and cash flow statement for that year, which statements, or a written notice of their availability, shall be mailed to each stockholder within one hundred twenty (120) days after the end of such fiscal year; and (d) in general perform all of the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the President or by the Board of Directors, or by these Bylaws.

         5.11   ASSISTANT TREASURER
                -------------------

         In the absence of the Treasurer or in the event of his death, inability or refusal to act, the Assistant Treasurers in the order of their length of service as such, unless otherwise determined by the Board of Directors, shall perform the duties of the Treasurer, and when so acting shall have all the powers of and be subject to all the restrictions upon the Treasurer. They shall perform such other duties as may be assigned to them by the Treasurer, by the President or by the Board of Directors.

         5.12   CONTROLLER AND ASSISTANT CONTROLLER
                -----------------------------------

         The Controller, if one has been appointed, shall have charge of the accounting affairs of the Corporation and shall have such other powers and perform such other duties as the Board of Directors shall designate. Each Assistant Controller shall have such powers and perform such duties as may be assigned by the Board of Directors and the Assistant Controller shall exercise the powers of the Controller during that officer's absence or inability to act.

       5.13   BONDS
              -----

       The Board of Directors may by resolution require any and all officers, agents, and employees of the Corporation to give bond to the Corporation, with sufficient sureties, conditioned on the faithful performance of the duties of their respective offices or positions, and to comply with such other conditions as may from time to time be required by the Board of Directors.

       5.14   COMPENSATION OF OFFICERS
              ------------------------

       The compensation of the officers of the Corporation shall be fixed by the Board of Directors.

       5.15   AUTHORITY AND DUTIES OF OFFICERS
              --------------------------------

       In addition to the foregoing authority and duties, all officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the Board of Directors or the stockholders.

                                  VI. INDEMNITY

       6.1    INDEMNIFICATION OF DIRECTORS AND OFFICERS
              -----------------------------------------

       The Corporation shall indemnify each of its Directors and officers against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Corporation, to the maximum extent and in the manner permitted by the General Corporation Law of Delaware.

       For purposes of this Section 6.1, a "Director" or "officer" of the Corporation includes any person (a) who is or was a Director or officer of the Corporation, (b) who is or was serving at the request of the Corporation as a Director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (c) who was a Director or officer of a corporation that was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation. Such indemnification shall be a contract right and shall include the right to receive payment of any expenses incurred by the indemnitee in connection with any proceeding in advance of its final disposition, consistent with the provisions of applicable law as then in effect. The right of indemnification provided in this Section 6.1 shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled, and the provisions of this Section 6.1 shall inure to the benefit of the heirs and legal representatives of any person entitled to indemnity under this Section 6.1 and shall be applicable to proceedings commenced or continuing after the adoption of this Section 6.1, whether arising from acts or omissions occurring before or after such adoption. In furtherance, but not in limitation of the foregoing provisions, the following procedures, presumptions and remedies shall apply with respect to advancement of expenses and the right to indemnification under this Section 6.1.

              (a) Advancement of Expenses. All reasonable expenses incurred
                  -----------------------
by or on behalf of the indemnitee in connection with any proceeding shall be advanced to the indemnitee by the Corporation within 20 days after the receipt by the Corporation of a statement or statements from the indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such proceeding, unless, prior to the expiration of such 20-day period, the Board of Directors shall unanimously (except for the vote, if applicable, of the indemnitee) determine that the indemnitee has no reasonable likelihood of being entitled to indemnification pursuant to this Section 6.1. Such statement or statements shall reasonably evidence the expenses incurred by the indemnitee and, if required by law at the time of such advance, shall include or be accompanied by an undertaking by or on behalf of the indemnitee to repay the amounts advanced if it should ultimately be determined that the indemnitee is not entitled to be indemnified against such expenses pursuant to this Section 6.1.

              (b) Procedure for Determination of Entitlement to Indemnification.
                  --------------------------------------------------------------

                  (i) To obtain indemnification under this Section 6.1, an indemnitee shall submit to the Secretary of the Corporation a written request, including such documentation and information as is reasonably available to the indemnitee and reasonably necessary to determine whether and to what extent the indemnitee is entitled to indemnification (the "Supporting Documentation"). The determination of the indemnitee's entitlement to indemnification shall be made not later than 60 days after receipt by the Corporation of the written request for indemnification together with the Supporting Documentation. The Secretary of the Corporation shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that the indemnitee has requested indemnification, whereupon the Corporation shall provide such indemnification, including without limitation advancement of expenses, so long as the indemnitee is legally entitled thereto in accordance with applicable law.

               (ii)   The indemnitee's entitlement to indemnification under this
Section 6.1 shall be determined in one of the following ways: (A) by a majority vote of the Disinterested Directors (as hereinafter defined), if they constitute a quorum of the Board of Directors; (B) by a written opinion of Independent Counsel (as hereinafter defined) if (x) a Change of Control (as hereinafter defined) shall have occurred and the indemnitee so requests or (y) a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, a majority of such Disinterested Directors so directs;
(C) by the stockholders of the Corporation (but only if a majority of the Disinterested Directors, if they constitute a quorum of the Board of Directors, presents the issue of entitlement to indemnification to the stockholders for their determination); or (D) as provided in Paragraph (c) below.

               (iii) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Paragraph
(b)(ii) above, a majority of the Disinterested Directors shall select the Independent Counsel, but only an Independent Counsel to which the indemnitee does not reasonably object; provided, however, that if a Change of Control shall have occurred, the indemnitee shall select such Independent Counsel, but only an Independent Counsel to which the Board of Directors does not reasonably object.

               (iv) The only basis upon which a finding that indemnification may not be made is that such indemnification is prohibited by law.

          (c)  Presumptions and Effect of Certain Proceedings. Except as
               ----------------------------------------------
otherwise expressly provided in this Section 6.1, if a Change of Control shall have occurred, the indemnitee shall be presumed to be entitled to indemnification under this Section 6.1 upon submission of a request for indemnification together with the Supporting Documentation in accordance with Paragraph (b)(i), and thereafter the Corporation shall have the burden of proof to overcome that presumption in reaching a contrary determination. In any event, if the person or persons empowered under Paragraph (b)(ii) above to determine entitlement to indemnification shall not have been appointed or shall not have made a determination within 60 days after receipt by the Corporation of the request therefor together with the Supporting Documentation, the indemnitee shall be deemed to be entitled to indemnification and the indemnitee shall be entitled to such indemnification unless (A) the indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law. The termination of any proceeding described in this Section 6.1, or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, adversely affect the right of the indemnitee to indemnification or create a presumption that the indemnitee did not act in good faith and in a manner which the indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal proceeding, that the indemnitee had reasonable cause to believe that the indemnitee's conduct was unlawful.

          (d)  Remedies of Indemnitee.
               ----------------------

               (i) In the event that a determination is made pursuant to Paragraph (b)(ii) that the indemnitee is not entitled to indemnification under this Section 6.1: (A) the indemnitee shall be entitled to seek an adjudication of his entitlement to such indemnification either, at the indemnitee's sole option, in (x) an appropriate court of the State of Delaware or any other court of competent jurisdiction or (y) an arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association; (B) any such judicial proceeding or arbitration shall be de novo and the indemnitee shall not be prejudiced by reason of such adverse determination; and (C) in any such judicial proceeding or arbitration the Corporation shall have the burden of proving that the indemnitee is not entitled to indemnification under this
Section 6.1.

                           (ii)     If a determination shall have been made or
deemed to have been made, pursuant to Paragraph (b)(ii) or (iii), that the indemnitee is entitled to indemnification, the Corporation shall be obligated to pay the amounts constituting such indemnification within five days after such determination has been made or deemed to have been made and shall be conclusively bound by such determination unless (A) the indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law. In the event that: (C) advancement of expenses is not timely made pursuant to Paragraph (a); or (D) payment of indemnification is not made within five days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to Paragraph (b)(ii) or
(iii), the indemnitee shall be entitled to seek judicial enforcement of the Corporation's obligation to pay to the indemnitee such advancement of expenses or indemnification. Notwithstanding the foregoing, the Corporation may bring an action, in an appropriate court in the State of Delaware or any other court of competent jurisdiction, contesting the right of the indemnitee to receive indemnification hereunder due to the occurrence of an event described in subclause (A) or (B) of this clause (ii) (a "Disqualifying Event"); provided, however, that in any such action the Corporation shall have the burden of proving the occurrence of such Disqualifying Event.

                           (iii)    The Corporation shall be precluded from
asserting in any judicial proceedings or arbitration commenced pursuant to this Paragraph (d) that the procedures and presumptions of this Section 6.1 are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Corporation is bound by all the provisions of this
Section 6.1.

                           (iv)     In the event that the indemnitee, pursuant
to this Paragraph (d), seeks a judicial adjudication of or an award in arbitration to enforce his rights under, or to recover damages for breach of, this Section 6.1, the indemnitee shall be entitled to recover from the Corporation, and shall be indemnified by the Corporation against, any expenses actually and reasonably incurred by the indemnitee if the indemnitee prevails in such judicial adjudication or arbitration. If it shall be determined in such judicial adjudication or arbitration that the indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by the indemnitee in connection with such judicial adjudication shall be prorated accordingly.

                 (e)  Definitions.  For purposes of this Section 6.1:
                      -----------

                           (i)      "Change in Control" means a change in
control of the Corporation of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Act"), whether or not the Corporation is then subject to such reporting requirement; provided that, without limitation, such a change in control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Act) is or becomes the "beneficial owner" (as defined in Rule l3d-3 under the Act), directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation's then outstanding securities without the prior approval of at least a majority of the members of the Board of Directors in office immediately prior to such acquisition; (ii) the Corporation is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new Director whose election or nomination for election by the Corporation's stockholders was approved by a vote of at least a majority of the Directors then still in office who were Directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

                           (ii)     "Disinterested Director" means a Director of
the Corporation who is not a party to the proceeding in respect of which indemnification is sought by the indemnitee.

                           (iii)    "Independent Counsel" means a law firm or a
member of a law firm that neither presently is, nor in the past five years has been, retained to represent: (A) the Corporation or the indemnitee in any matter material to either such party; or (B) any other party to the proceeding giving rise to a claim for indemnification under this Section 6.1. Notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing under the law of the State of Delaware, would have a conflict of interest in representing either the Corporation or the indemnitee in an action to determine the indemnitee's rights under this Section 6.1.

                  (f)   Invalidity; Severability; Interpretation. If any
                        ----------------------------------------
provision or provisions of this Section 6.1 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Section 6.1 (including, without limitation, all portions of any Paragraph of this Section 6.1 containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Section 6.1 (including, without limitation, all portions of any Paragraph of this Section 6.1 containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid; illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable. Reference herein to laws, regulations or agencies shall be deemed to include all amendments thereof, substitutions therefor and successors thereto.

         6.2      INDEMNIFICATION OF OTHERS
                  -------------------------

         The Corporation shall have the power, to the extent and in the manner permitted by the General Corporation Law of Delaware, to indemnify each of its employees and agents (other than Directors and officers) against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Corporation. For purposes of this Section 6.2, an "employee" or "agent" of the Corporation (other than a Director or officer) includes any person (a) who is or was an employee or agent of the Corporation, (b) who is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (c) who was an employee or agent of a corporation that was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation.

         6.3      INSURANCE
                  ---------

         The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of the General Corporation Law of Delaware.

                            VII. RECORDS AND REPORTS

         7.1      MAINTENANCE OF RECORDS
                  ----------------------

         The Corporation shall, either at its principal executive office or at such place or places as designated by the Board of Directors, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these Bylaws as amended to date, accounting books, and other records.

         7.2      INSPECTION BY STOCKHOLDERS
                  --------------------------

         Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Corporation's stock ledger, a list of its stockholders, and its other books and records and to make copies or extracts therefrom. In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the Corporation at its registered office in Delaware or at its principal place of business.

         The officer who has charge of the stock ledger of a corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

         7.3      INSPECTION BY DIRECTORS
                  -----------------------

         Any Director shall have the right to examine the Corporation's stock ledger, a list of its stockholders, and its other books and records for a purpose reasonably related to his position as a Director. The Court of Chancery is hereby vested with the exclusive jurisdiction to determine whether a Director is entitled to the inspection sought. The Court may summarily order the Corporation to permit the Director to inspect any and all books and records, the stock ledger, and the stock list and to make copies or extracts therefrom. The Court may, in its discretion, prescribe any limitations or conditions with reference to the inspection, or award such other and further relief as the Court may deem just and proper.

         7.4      ANNUAL STATEMENT TO STOCKHOLDERS
                  --------------------------------

         The Board of Directors shall present at each annual meeting, and at any special meeting of the stockholders when called for by vote of the stockholders, a full and clear statement of the business and condition of the Corporation.

                              VIII. GENERAL MATTERS

         8.1      CONSTRUCTION; DEFINITIONS
                  -------------------------

         Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the Delaware General Corporation Law shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term "person" includes both a corporation and a natural person.

         8.2      CHECKS AND DEPOSITS
                  -------------------

         From time to time, the Board of Directors shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the Corporation, and only the persons so authorized shall sign or endorse those instruments.

         8.3      EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS
                  ------------------------------------------------

         The Board of Directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount. Such authority may be general or confined to specific instances.

         8.4      STOCK CERTIFICATES
                  ------------------

         Certificates representing shares of the Corporation shall be issued, in such form as the Board of Directors shall determine, to every stockholder for the shares owned by such stockholder. These certificates shall be signed by the Chairman of the Board, President or a Vice President and by the Secretary, Assistant Secretary, Treasurer or Assistant Treasurer. They shall be consecutively numbered or otherwise identified; and the name and address of the persons to whom they are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the Corporation. The Corporation shall be entitled to treat the registered holder of any share as the absolute owner thereof whether or not it shall have notice, express or implied, of any equitable, legal or other claim or interest in such share by any other person. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

         8.5      SPECIAL DESIGNATION ON CERTIFICATES
                  -----------------------------------

         If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock. In lieu of the foregoing requirements, and except as otherwise provided in Section 202 of the General Corporation Law of Delaware, there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

         8.6      LOST CERTIFICATES
                  -----------------

         Except as provided in this Section 8.5, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Board of Directors may authorize the issuance of a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed. When authorizing such issuance, the Board may require the claimant to give the Corporation a bond in such sum as it may direct to indemnify the Corporation from any claim with respect to the certificate claimed to have been lost or destroyed; or the Board may, by resolution reciting that the circumstances justify such action, authorize the issuance of the new certificate without requiring such bond.

         8.7      DIVIDENDS
                  ---------

         The Directors of the Corporation, subject to any restrictions contained in the Certificate of Incorporation or these Bylaws, may declare and pay dividends upon the shares of its capital stock in the manner and upon the terms and conditions provided by the General Corporation Law of Delaware. Dividends may be paid in cash, in property, or in shares of the Corporation's capital stock.

         The Directors of the Corporation may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

         If the Board of Directors does not fix a record date for determining stockholders entitled to a distribution (i.e., dividend), other than one involving a purchase, redemption, or other acquisition of the Corporation's shares, it is the date the Board of Directors authorizes the distribution.

         8.8      FISCAL YEAR
                  -----------

         The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

         8.9      SEAL
                  ----

         The Corporation may adopt a corporate seal which may be altered as desired, and may use the same by causing it or a facsimile thereof, to be impressed or affixed or in any other manner reproduced.

         8.10     TRANSFER OF STOCK
                  -----------------

         Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction in its books.

         8.11     STOCK TRANSFER AGREEMENTS AND RESTRICTIONS
                  ------------------------------------------

         The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the General Corporation Law of Delaware.

                                 IX. AMENDMENTS

         The Board of Directors may amend or repeal these Bylaws by majority vote except that a bylaw adopted, amended, or repealed by the stockholders may not be readopted, amended or repealed by the Board of Directors. The stockholders may amend or repeal these Bylaws even though the Bylaws may also be amended or repealed by the Board of Directors.

         A bylaw adopted or amended by the stockholders that fixes a greater quorum or voting requirement for the Board of Directors may provide that it may be amended or repealed only by a specified vote by either the stockholders or the Board of Directors.

                        CERTIFICATE OF ADOPTION OF BYLAWS

                                       OF

                           SALIX PHARMACEUTICALS, LTD.



         The undersigned hereby certifies that he is the duly elected, qualified, and acting Secretary of Salix Pharmaceuticals, Ltd. and that the foregoing Bylaws were adopted as the Bylaws of the corporation effective the _____ day of ________ 2001, by the Board of Directors of the Corporation pursuant to the initial action of the Board of Directors by unanimous written consent, and were recorded in the minutes thereof.

         IN WITNESS WHEREOF, the undersigned has hereunto set his hand and affixed the corporate seal this _______ day of _____ 2001.



                                          -------------------------------
                                          Secretary